EXHIBIT 5.2 - OPINION OF
                                 ROGERS & WELLS


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                         [LETTERHEAD OF ROGERS & WELLS]

                                                                October 29, 1997

Grupo Iusacell, S.A. de C.V.
Montes Urales 460
3rd Floor
Col. Lomas de Chapultepac
Deleg. Miguel Hidalgo, C.P.
1100 Mexico, D.F.

      Re: Grupo Iusacell, S.A. de C.V.
          Registration Statement No. 333-[ ]

Ladies and Gentlemen:

            We have acted as special United States counsel for Grupo Iusacell, S.A. de C.V. ("Iusacell") in connection with the preparation of the above-captioned Registration Statement, as amended (the "Registration Statement") , and the forms of agreements filed as Exhibits thereto (the "Agreements"), pursuant to which Iusacell proposes to exchange up to U.S.$150,000,000 aggregate principal amount of its 10% Series B Senior Notes due 2004 (the "New Notes") for a like principal amount of its 10% Senior Notes due 2004 (the "Old Notes").

            It is our opinion that the New Notes, when duly authorized, executed and delivered by Iusacell and countersigned by First Union National Bank, as Trustee, pursuant to the Indenture dated as of July 25, 1997, and delivered to and exchanged for the Old Notes by the holders as contemplated by the Agreements and the Registration Statement, will constitute valid and legally binding direct, general and unconditional obligations of Iusacell under the laws of the State of New York, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by
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Grupo Iusacell, S.A. de C.V.            2                       October 29, 1997


general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

            Insofar as the opinion set forth herein relates to matters of the law of the United Mexican States, we have relied upon the opinions of De Ovando y Martinez del Campo, S.C., Mexican counsel to Iusacell, filed as an Exhibit to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

            We hereby consent to the filing of this opinion with the Registration Statement and to the reference to ourselves under the captions "Taxation" and "Legal Matters" in the Registration Statement.

                                                Very truly yours,


                                                /s/ Rogers & Wells


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